-EXHIBIT 99.1-

HELEN OF TROY LIMITED
REPORTS RECORD SALES AND EARNINGS
FOR FOURTH QUARTER AND FISCAL YEAR 2004

                   FourthQuarter Sales Increase 26%
                   Fourth Quarter Net Earnings from Continuing Operations Increase 92%
                   Fourth Quarter Net Earnings Increase 16%
                   Fiscal Year Sales Increase 25%
                   Fiscal Year Net Earnings from Continuing Operations Increase 89%
                   Fiscal Year Net Earnings Increase 56%

        EL PASO, Texas, May 13 – Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care products, today reported record sales and earnings for the fourth quarter and fiscal year ended February 29, 2004.

        Fourth quarter sales from continuing operations increased 26 percent to $112,911,000 from $89,657,000 in the same period of the prior year. Net earnings from continuing operations for the quarter was $16,298,000 or $0.50 per diluted share compared with $8,484,000 or $0.29 per diluted share for the same period a year earlier, an increase of 92% in net earnings from continuing operations. Net loss for the quarter from discontinued operations, including goodwill impairment, was $8,780,000 or ($0.27) per diluted share compared with a loss of $2,026,000 or ($0.07) per diluted share for the same period in the prior year. Net earnings for the fourth quarter was $7,518,000 or $0.23 per diluted share versus $6,458,000 or $0.22 per diluted share for the year earlier quarter, an increase in net earnings of 16 percent.

        Full year net sales from continuing operations increased 25 percent to $474,868,000 from $379,751,000 in the prior year. Full year net earnings from continuing operations was $71,562,000 or $2.29 per diluted share compared with $37,792,000 or $1.28 per diluted share for the prior year, a net increase from continuing operations of 89 percent. Full year net loss from the discontinued operations, including goodwill impairment, was $11,040,000 or ($0.35) per diluted share versus net earnings of $924,000 or $0.03 per diluted share a year ago. Net earnings for the year was $60,522,000 or $1.94 per diluted share compared with $38,716,000 or $1.31 per diluted share in the prior year, an increase in net earnings for the year of 56 percent. Current and prior year period continuing operating results have been restated to reflect discontinued operations due to the sale of Tactica International, Inc. effective April 29, 2004

        Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the results for the quarter stated, “We have just completed another record fourth quarter and fiscal year in sales and earnings, and we anticipate another record year in fiscal year 2005. The categories leading the sales increases for the year include personal care appliances under the Revlon, Vidal Sassoon, Dr. Scholl’s and Sunbeam trade names, international product sales, and professional sales under the Wigo and Hot Tools brand names. The line of grooming, skin, and hair care products led by Brut performed excellently.

        “Helen of Troy continues to have a strong balance sheet, with cash of $53 million and stockholders’ equity of $350 million, which represents an increase of $61 million in stockholders’ equity from the comparable period last year. Inventory at year end was $104 million, representing a decline of $10 million, or 8 percent from last quarter.

        “As previously announced, we have entered into a definitive agreement to acquire the OXO International business and expect the transaction to close during our fiscal second quarter. OXO International is a world leader in providing innovative consumer products in a variety of product areas such as kitchen, cleaning, barbecue, hardware, garden, automotive and storage, and we look forward to their contribution to our fiscal 2005 results from the second quarter forward. We have increased our earnings per diluted share guidance for fiscal year 2005 to $2.50 — $2.70 from $2.30 — $2.40 on sales of $575 to $600 million. Our expectations for the first quarter of fiscal year 2005 are for sales in the range of $98 — $106 million versus the prior year sales of $91 million, an increase of 8 to 16 percent. Diluted earnings per share for the fiscal first quarter are anticipated to be in the range of $0.42 to $0.45 per diluted share, an increase of 2 to 10 percent from prior year continuing operations earnings per diluted share of $.41, which excludes a one time gain for the settlement of litigation in the prior year first quarter,” Rubin concluded.

        The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 11 a.m. ET today, Thursday, May 13, 2004. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through June 30, 2004.

        Helen of Troy Limited is a leading designer, producer and marketer of brand name personal care consumer products. The Company’s products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company’s products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam® licensed from American Household, Inc., Sea Breeze®, licensed from Shisheido Corporation, and Vitapointe® licensed from Sara Lee Household and Body Care UK Limited. Helen of Troy’s owned trade names include Brut®, Vitalis®, Final Net®, Ammens®, Condition 3-in-1®, Dazey®, Caruso®, Karina®, DCNL™, Nandi ™, Isobel™, and WaveRage®. The Company also markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, Wigo® and Ecstasy® trademarks to the professional beauty salon industry.

         This press release may contain certain forward-looking statements, which are subject to change. These forward-looking statements include the Company’s expectation regarding overall sales increases and earnings per share increases for the fiscal year ending February 28, 2005. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates,” “believes”, “expects” and other similar words identify forward-looking statements. The Company cautions readers to not place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the company’s financial results are included in the company’s Form 10-K for the year ended February 29, 2004.

HELEN OF TROY LIMITED Comparative Analysis
(In thousands, except earnings per share data)

	For the Three Months Ended				For the Nine Months Ended
	02/29/2004%		02/28/2003%		02/29/2004%		02/28/2003%

Net sales	$112,911	100%	$89,657	100%	$474,868	100%	$379,751	100%

Cost of sales	61,603	54.6%	51,461	57.4%	257,651	54.3%	224,027	59.0%

Gross profit	51,308	45.4%	38,196	42.6%	217,217	45.7%	155,724	41.0%

Selling, general and
administrative expenses	31,022	27.5%	25,414	28.3%	131,443	27.7%	105,522	27.8%

Operating income	20,286	17.9%	12,782	14.3%	85,774	18.0%	50,202	13.2%

Other income (expenses):
Interest expense	(1,058)	(0.9)%	(973)	(1.1)%	(4,047)	(0.8)%	(3,965)	(1.0)%
Other income (expense), net	(122)	(0.1)%	17	0.02%	4,312	0.9%	2,333	0.6%

Total other income (expense)	(1,180)	(1.0)%	(956)	(1.1)%	265	0.01%	(1,632)	(0.4)%

Earnings before income taxes	19,106	16.9%	11,826	13.2%	86,039	18.1%	48,570	12.8%

Income tax expense	2,808	2.5%	3,342	3.7%	14,477	3.0%	10,778	2.8%

Income from continuing operations	16,298	14.4%	8,484	9.5%	71,562	15.1%	37,792	10.0%

(Loss) income from discontinued
operations, and impairment of related
assets, net of tax (1)	(8,780)	(7.8)%	(2,026)	(2.3)%	(11,040)	(2.3)%	924	0.2%

Net earnings	$7,518	6.7%	$6,458	7.2%	$60,522	12.7%	$38,716	10.2%

Net earnings per share- diluted:
From Continuing Operations	$0.50		$0.29		$2.29		$1.28
From Discontinued Operations	(0.27)		(0.07)		(0.35)		0.03
Total Diluted Earnings
per share	$0.23		$0.22		$1.94		$1.31

Weighted average shares
used in computation	32,315		29,666		31,261		29,548

1)     Fiscal 2004 and 2003 results include 100 percent of the results of Tactica under the line item “(Loss) income from discontinued operations, and impairment of related assets, net of tax.”

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION (In Thousands)

	2/29/2004	2/29/2003

Cash	$ 53,048	$ 47,441
Marketable securities, at market value	692	1,442
Account's receivable	72,801	57,165
Inventory	104,057	100,778

Total current assets	243,740	218,430
Total assets	489,609	405,629

Total current liabilities	77,295	54,978
Total long term liabilities	45,000	55,000

Stockholders' equity	350,103	289,602

SELECTED OTHER DATA (In thousands) Reconciliation of Non-GAAP Financial Measure – EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to Net earnings from continuing operations:

	For Three Months Ended		For Nine Months Ended
	2/29/2004	2/29/2003	2/29/2004	2/29/2003

Net earnings from continuing operations	$16,298	$8,484	$71,562	$37,792
Interest income / expense, net	975	799	3,609	2,877
Income tax expense	2,808	3,342	14,477	10,778
Depreciation & amortization	1,566	1,913	6,128	6,422

EBITDA (Earnings Before Interest, Taxes, Depreciation and
Amortizaton)Excluding discontinued operations	$21,647	$14,538	$95,776	$57,869

This information is being provided because management belives it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

2004

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